                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                            TEXAS UTILITIES COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
       ------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:
       ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
       ------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:
       ------------------------------------------------------------------------

_/ Set forth the amount on which the filing is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid:
       ---------------------------------------------------

    2) Form, Schedule or Registration Statement No.:
       ---------------------------------------------------

    3) Filing Party:
       ---------------------------------------------------

    4) Date Filed:
       ---------------------------------------------------

Notes:

                            TEXAS UTILITIES COMPANY

                                2001 Bryan Tower
                              Dallas, Texas 75201

                              ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              ------------------

                                                                   April 1, 1994

To the Shareholders of
  Texas Utilities Company:

  The annual meeting of shareholders of Texas Utilities Company will be held in the Grand Ballroom of the Southland Center Hotel, Live Oak and Olive Streets, Dallas, Texas on Friday, May 20, 1994 at 9:30 a.m. for the following purposes:

  1. To elect a Board of Directors for the ensuing year; and

  2. To approve the selection of auditors for the year 1994.

  The Board of Directors has fixed the close of business on March 21, 1994 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

  WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. NO POSTAGE NEED BE AFFIXED TO THE REPLY ENVELOPE WHICH IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE IF IT IS MAILED IN THE UNITED STATES.

                                               Peter B. Tinkham

                                               Secretary

                            TEXAS UTILITIES COMPANY

                                2001 Bryan Tower
                              Dallas, Texas 75201

                              ------------------

                                PROXY STATEMENT

                              ------------------

                                                                   April 1, 1994

  A proxy in the accompanying form is solicited by the Board of Directors of TEXAS UTILITIES COMPANY for use at the annual meeting of shareholders to be held in the Grand Ballroom of the Southland Center Hotel, Live Oak and Olive Streets, Dallas, Texas, on Friday, May 20, 1994, at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

  The close of business on March 21, 1994 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this solicitation shall be determined. At such date there were outstanding and entitled to vote 225,841,037 shares of common stock, each share of which is entitled to one vote on all questions submitted to shareholders.

  Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and he may cast all of his votes for a single nominee or spread his votes among the nominees in any manner desired.

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $7,500 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

  Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same, at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly. The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

  The presence in person or by proxy of the holders of a majority of the shares of the Common Stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and broker non-votes will have no effect. Approval of the auditors requires a majority vote of the shares represented at the meeting; abstentions and broker non-votes will be negative votes.

  This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 1, 1994.


                  1995 ANNUAL MEETING SHAREHOLDERS' PROPOSALS

  All proposals from shareholders to be considered at the next annual meeting scheduled for May 19, 1995 must be received by the Secretary of the Company, 2001 Bryan Tower, Dallas, Texas 75201, not later than the close of business on December 2, 1994.


                             ELECTION OF DIRECTORS

  It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed below, unless authority is withheld. All of the nominees are at present members of the Board of Directors and have been nominated by the Nominating Committee. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

  The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
Jack W. Evans
 (1)(2)(3)(4)(5)(6).....  71      1986      Investments. Owner, Jack Evans Investments.
                                             Chairman, Business Resources Inc. Chairman
                                             of the Board, President and Chief Executive
                                             Officer of Cullum Companies, Inc. (food and
                                             drug chain) until October 10, 1990. Mayor,
                                             City of Dallas, 1981-1983. A Director of
                                             Brinker International, Morningstar Group and
                                             Randalls Companies, Inc.
J.S. Farrington
 (2)(5).................  59      1983      Chairman of the Board and Chief Executive of
                                             the Company since February 1987; prior
                                             thereto President of the Company since May
                                             1983. A Director of TU Electric.
Bayard H. Friedman
 (1)(3)(4)(6)...........  67      1991      Bayard H. Friedman, Inc., Investment Adviser,
                                             since December 1992. Prior thereto, Senior
                                             Chairman and Director, Team Bank (January
                                             1990-November 1992), and Senior Chairman,
                                             Texas American Bridge Bank (July 1989-
                                             January 1990). Private investments (1987-
                                             July 1989). A Director of Justin Industries.
William M. Griffin
 (1)(3)(4)(6)...........  67      1966      President, The WMG Company (investments).
                                             Executive Vice President (until August 1985)
                                             and Chairman of the Finance Committees
                                             (until March 1986) of The Hartford Fire
                                             Insurance Company and Subsidiaries. A
                                             Director of The Hartford Fire Insurance
                                             Company (until March 1991) and Shawmut
                                             National Corporation (until April 1992).
Kerney Laday
 (1)(3)(4)(6)...........  52      1993      Vice President, field operations, Southern
                                             Region, U. S. Customer Operations, Xerox
                                             Corporation (office equipment manufacturer)
                                             since January 1991; prior thereto Vice
                                             President and region general manager, Xerox,
                                             1986 to 1991. A Director of NationsBank
                                             Texas Corporation.
Margaret N. Maxey
 (1)(2)(3)(4)(6)........  67      1984      Director, Clint W. Murchison, Sr. Chair of
                                             Free Enterprise and Professor, Biomedical
                                             Engineering Program, College of Engineering,
                                             The University of Texas at Austin since
                                             1982; Assistant Director, Energy Research
                                             Institute, Columbia, South Carolina, 1980-
                                             82.
James A. Middleton
 (1)(3)(4)(6)...........  58      1989      Executive Vice President since October 1987
                                             and Senior Vice President (June 1981-October
                                             1987) of Atlantic Richfield Company.
                                             President, ARCO Oil and Gas Company, January
                                             1985-October 1990. A Director of ARCO
                                             Chemical Company and Atlantic Richfield
                                             Company.

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
Erle Nye
 (2)(5).................  56      1987      President of the Company since February 1987;
                                             prior thereto Executive Vice President of
                                             the Company since 1980. Chairman of the
                                             Board and Chief Executive, and a Director of
                                             TU Electric.
Charles R. Perry
 (1)(2)(3)(4)(5)(6).....  64      1985      Oil and gas interests, private investments.
                                             Chairman of Board, Perry Management, Inc.,
                                             Avion Flight Centre, Inc., Rivercourse
                                             Development, Inc. President, Perry Gas
                                             Companies, Inc.
Herbert H. Richardson
 (1)(3)(4)(5)(6)........  63      1992      Associate Vice Chancellor for Engineering and
                                             Director, Texas Transportation Institute,
                                             The Texas A&M University System; Associate
                                             Dean of Engineering, Regents Professor and
                                             Distinguished Professor of Engineering,
                                             Texas A&M University; Chancellor, The Texas
                                             A&M University System, 1991-1993 and Deputy
                                             Chancellor for Engineering, The Texas A&M
                                             University System, 1986-1991.

- ---------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Finance Committee.
(4) Member of Nominating Committee.
(5) Member of Nuclear Committee.
(6) Member of Organization and Compensation Committee.

  During 1993 the Board of Directors held five meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 1993 all of the incumbent Directors attended 75% or more of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve except for Dr. Richardson.

  The Audit Committee nominates to the Board, for approval by the shareholders at each annual meeting, a firm of independent certified public accountants to audit the books of account and records of the Company and to perform such other duties as this Committee may prescribe or approve, receives the reports and comments from such independent accountants, reviews the adequacy of internal controls, reviews the accounting principles employed in financial reporting and takes any action with respect thereto as it may deem appropriate, reports to the Board of Directors upon its findings and recommendations and performs such other duties as may be assigned to it from time to time by the Board; the Audit Committee held two meetings during 1993. The Executive Committee exercises the authority of the Board in the interval between meetings of the Board; the Executive Committee did not meet during 1993. The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board; the Finance Committee held three meetings during 1993. The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board; the Nominating Committee held two meetings in 1993. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, 2001 Bryan Tower, Dallas, Texas 75201. The Nuclear Committee reviews, generally oversees and makes reports and recommendations to the Board in connection with the construction and operation of the Company's nuclear generating units; the Nuclear Committee held four meetings during 1993. The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company; this Committee held two meetings in 1993.

  Non-officer directors were compensated in 1993 by a retainer fee at the annual rate of $25,000 plus $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Additionally, non-officer directors who are members of the Nuclear Committee receive an annual retainer fee of $10,000 for their services on that Committee. Directors who are officers of the Company do not receive fees. All directors are reimbursed for expenses.

  Nancy F. King and Sheree Anne Meyer, as custodian for Adam Joseph Davenport, allegedly as shareholders of the Company, filed suits in May 1990 and November 1991, respectively, which have now been consolidated in the United States District Court for the Northern District of Texas, derivatively on behalf of the Company and the Company's subsidiary, Texas Utilities Electric Company (TU Electric), against the Company and TU Electric as nominal defendants and, as amended, against Jack W. Evans, J. S. Farrington, William M. Griffin, Margaret N. Maxey, James A. Middleton, Erle Nye and Charles R. Perry, Directors of the Company, James K. Dobey, William H. Seay, James H. Zumberge, Burl B. Hulsey, Jr., Perry
G. Brittain and Charles N. Prothro, former directors of the Company, S. S. Swiger, a former officer of the Company, and T. L. Baker, an officer of TU Electric. The plaintiffs allege mismanagement involving gross negligence, willful misconduct, breaches of fiduciary duty and waste of corporate assets on the part of the defendants, primarily relating to the Comanche Peak nuclear generating station owned by TU Electric, which is claimed to have resulted in damages in an amount not less than $1.381 billion. In January 1993, the Court entered an order which stays the consolidated suit until thirty days after the disposition of all appeals from the final order of the Public Utility Commission of Texas in the TU Electric rate case in which an order was entered in September 1991.

  The Company has received a letter from another person, allegedly as a shareholder of the Company, demanding that the Company bring suit against certain present and former directors based on claims similar to those alleged in the law suit described in the preceding paragraph and a committee of the Board has been established to make a determination in this regard.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

  Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company as of the date hereof, as follows:

                                                                    NUMBER OF
                                                                    SHARES OF
              NAME                                                 COMMON STOCK
              ----                                                 ------------
      Jack W. Evans...............................................     3,000
      J. S. Farrington............................................    15,972
      Bayard H. Friedman..........................................     2,367(1)
      William M. Griffin..........................................     5,000
      Kerney Laday................................................       200
      Margaret N. Maxey...........................................     3,372
      James A. Middleton..........................................     2,000
      Erle Nye....................................................    14,716
      Charles R. Perry............................................       400
      Herbert H. Richardson.......................................     1,000
      Michael D. Spence...........................................     5,898
      T. L. Baker.................................................     2,102
      W. M. Taylor................................................     6,246
      All Directors and Executive Officers
       as a group (14), including those named above...............    66,512

- ---------
(1) In addition to the shares reported above, clients of Mr. Friedman's investment advisory firm own 4,200 shares of the common stock of the Company. Mr. Friedman disclaims any beneficial interest in such shares.

  The named individuals have voting and investment power for the shares of common stock reported in the table above. Ownership of such common stock constituted less than 1% of the outstanding shares for each individual director and executive officer and for all directors and executive officers as a group.

  As of December 31, 1993, based on information contained in filings made by the following person with the Securities and Exchange Commission, the following person was known to be the beneficial owner of more than 5% of the Company's common stock:

                                               SHARES
        NAME AND ADDRESS OF                 BENEFICIALLY                         PERCENT
          BENEFICIAL OWNER                     OWNED                             OF CLASS
        -------------------                 ------------                         --------
      Mellon Bank Corporation
      One Mellon Bank Center
      Pittsburgh, Pennsylvania               13,827,442                            6.2%

  Mellon Bank, N.A., a wholly-owned subsidiary of Mellon Bank Corporation, as trustee under the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) was the record owner of 11,167,442 shares of the Company's common stock. Each employee participating in the Thrift Plan is entitled to instruct the Trustee how to vote all shares of common stock allocated to the employee's account. To the extent that this right is not exercised or shares are held by the Trustee which are not allocated to participant accounts, the Trustee may vote these shares in its discretion. Mellon Bank Corporation (including shares held by its subsidiaries) reported that it had investment discretion with respect to an aggregate of 2,660,000 other shares of common stock of the Company, including 30,000 shares with respect to which it shared voting power and 291,000 shares with respect to which it shared dispositive power.

                             EXECUTIVE COMPENSATION

  The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                           SUMMARY COMPENSATION TABLE


                                ANNUAL COMPENSATION    LONG-TERM COMPENSATION(1)
                              ----------------------- ---------------------------
                                               OTHER        AWARDS        PAYOUTS   ALL
                                              ANNUAL  ------------------- -------  OTHER
                                              COMPEN- RESTRICTED           LTIP   COMPEN-
        NAME AND              SALARY   BONUS  SATION    STOCK    OPTIONS/ PAYOUTS SATION
   PRINCIPAL POSITION    YEAR   ($)     ($)     ($)   AWARDS ($) SARS (#)   ($)   ($) (2)
   ------------------    ---- ------- ------- ------- ---------- -------- ------- -------
J. S. Farrington........ 1993 743,750 125,000    --    264,500      --    82,584  82,865
 Chairman of the Board   1992 700,000       0    --    251,000      --    67,021  78,239
 and Chief Executive of  1991 658,333       0    --    226,000      --         0     NA
 the Company
Erle Nye................ 1993 554,167 100,000    --    203,500      --    61,938  63,907
 President of the        1992 525,000       0    --    194,500      --    50,266  60,739
 Company                 1991 493,750       0    --    169,500      --         0     NA
Michael D. Spence....... 1993 289,083  31,000    --     67,560      --    44,034  34,246
 Executive Vice          1992 285,000       0    --     66,300      --    33,223  22,800
 President--TU Electric  1991 285,000  40,000    --     81,300      --         0     NA
T. L. Baker............. 1993 237,083  25,000    --     58,200      --    29,720  26,042
 Executive Vice          1992 233,000       0    --     56,940      --    24,404  25,112
 President--TU Electric  1991 223,417       0    --     61,940      --         0     NA
W. M. Taylor............ 1993 217,250  65,000    --     60,800      --    28,815  21,296
 Executive Vice          1992 205,000       0    --     66,900      --    22,543  12,795
 President--TU Electric  1991 198,750       0    --     51,900      --         0     NA

- ---------
(1) Amounts reported as Long-Term Compensation are attributable to the named officers' participation in the Deferred and Incentive Compensation Plan of the Texas Utilities

   Company System (Plan). Under the Plan, officers of the Company and its subsidiaries with a title of Vice President or above may defer a percentage of their compensation not to exceed a maximum percentage determined by the Organization and Compensation Committee (Committee) for each Plan year and in any event not to exceed 15% of the participant's compensation. The Company makes a matching award equal to 150% of the deferred compensation. In addition, the Committee can establish incentive awards under the Plan. In no event will the sum of all incentive awards in any Plan year exceed 25% of the aggregate compensation of eligible employees. These matching and incentive awards are subject to forfeiture under certain circumstances. Under the Plan, a trustee purchases Company common stock with an amount of cash equal to the deferred compensation, matching award and incentive award and the Company establishes accounts for each participant containing performance units equal to such number of common shares. Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (three years for incentive awards, and five years for deferrals and matching awards) the value of the participants' accounts are paid in cash based upon the then current value of the units; provided, however, that in no event shall a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred amount together with a 6% per annum (compounded annually) interest equivalent thereon. The maturity requirement is waived if the participant dies or becomes totally and permanently disabled.

  Compensation deferred under the Plan is included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the Plan with such deferred salaries for 1993:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                     PERFORMANCE
                                                                      OR OTHER
                                                                       PERIOD
                                                       NUMBER OF        UNTIL
                                                    SHARES, UNITS OR MATURATION
   NAME                                             OTHER RIGHTS (#)  OR PAYOUT
   ----                                             ---------------- -----------
   J. S. Farrington................................      2,025         5 Years
   Erle Nye........................................      1,502         5 Years
   Michael D. Spence...............................        763         5 Years
   T. L. Baker.....................................        627         5 Years
   W. M. Taylor....................................        590         5 Years

  Incentive and matching awards under the Plan are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards and undistributed awards made under the Plan in prior years, at December
  31, 1993 the
    number and market value of performance units (each of which is equal to one share of common stock) held in the Plan accounts for Messrs. Farrington, Nye, Spence, Baker and Taylor were 20,069 ($867,984), 15,336 ($663,282),
    6,208 ($268,496), 4,910 ($212,358) and 4,934 ($213,396), respectively.

    Amounts reported as LTIP Payouts in the Summary Compensation Table represent payouts maturing during such years of earnings on salary deferred under the Plan in prior years.

(2) Amounts reported as All Other Compensation are attributable to the named officers' participation in certain plans hereinafter described in this footnote. Pursuant to the transition rules promulgated by the Securities and Exchange Commission with respect to the disclosure of executive compensation, such amounts for 1991 are omitted.

    Under the Employees' Thrift Plan of the Texas Utilities Company System, as amended effective January 1, 1993, all employees with at least six months of full time service with the Company or any of its subsidiaries may invest up to 16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. The amounts reported under All Other Compensation in the Summary Compensation Table include contributions by employer-corporations to each participant's account of 40%, 50% or 60% of the employee's savings, up to 6% of the employee's regular salary or wages, depending upon length of service, which amount is invested in the common stock of the Company. During 1993, these employer contributions for Messrs. Farrington, Nye, Spence, Baker and Taylor amounted to $8,490, $8,490, $6,763, $2,334 and $3,671, respectively.

    The Company established a Salary Deferral Program (Program) effective April 1, 1991 under which each employee of the Company and its subsidiaries whose annual salary is $80,000 ($84,870 for the Program Year beginning April
    1993) or more may elect to defer a percentage of annual salary for a period of seven years, a period ending with the retirement of such employee, or for a combination thereof. Such deferrals may not exceed in the aggregate 10% of such annual salary, provided that no more than 6% may be deferred under the retirement option for the period ending with the retirement of such employee. Deferred compensation is included in amounts reported under Salary in the Summary Compensation Table. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of the deferred compensation. A trustee will distribute at the end of the applicable maturity period cash equal to the amounts deferred and matching awards plus earnings equal to the greater of the actual earnings of Program assets, or the average interest rate during the applicable maturity period of U.S. Treasury Notes with a maturity of ten years. The distribution of the amounts due under the Program will be in a lump sum if the maturity period is seven years or, if the retirement option is elected, in twenty annual installments. The Company is financing the retirement portion of the Program through the purchase of corporate owned life insurance on the lives of the participants and the proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option.
  During 1993, matching awards, which are included under All Other
  Compensation in the Summary Compensation Table, were made for Messrs. Farrington, Nye, Spence, Baker and Taylor in the amounts of $74,375,
  $55,417, $27,483, $23,708 and $17,625, respectively.

                                 PENSION TABLE


  The Company and its subsidiaries maintain retirement plans qualified under applicable provisions of the Internal Revenue Code (Code). Annual retirement benefits are computed as follows: for each year of accredited service up to a total of 40 years of service, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800 of average annual salary received by the participant during his three years of highest earnings. Retirement benefits are computed with respect to base salaries only and amounts reported under Salary for the named officers in the Summary Compensation Table herein approximate earnings as defined by the retirement plans. Such benefits are not subject to any reduction for Social Security payments. Benefits payable from a qualified retirement plan are limited by provisions of the Code and the Company maintains a Supplemental Retirement Plan which provides for the payment of retirement benefits calculated in accordance with the retirement plan formula which would otherwise be limited by the provisions of the Code. As of February 28, 1994, years of accredited service under the plans for Messrs. Farrington, Nye, Spence, Baker and Taylor were 34, 31, 27, 23 and 25, respectively. The table illustrates the total annual benefit payable at retirement under these retirement plans.


 3-YEAR
AVERAGE
 ANNUAL       20 YEARS         25 YEARS         30 YEARS         35 YEARS         40 YEARS
EARNINGS      SERVICE          SERVICE          SERVICE          SERVICE          SERVICE
- --------      --------         --------         --------         --------         --------
$ 50,000      $ 14,688         $ 18,360         $ 22,032         $ 25,704         $ 29,376
 100,000        29,688           37,110           44,532           51,954           59,376
 200,000        59,688           74,610           89,532          104,454          119,376
 400,000       119,688          149,610          179,532          209,454          239,376
 500,000       149,688          187,110          224,532          261,954          299,376
 600,000       179,688          224,610          269,532          314,454          359,376
 800,000       239,688          299,610          359,532          419,454          479,376
 900,000       269,688          337,110          404,532          471,954          539,376

  The following information contained under the headings Organization and Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or (ii) soliciting material or filed with the Securities and Exchange Commission (SEC) within the meaning of Item 402(a)(9) of SEC Regulation S-K.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors is responsible under the Company's Bylaws for establishing the level of compensation of the executive officers of the Company. The Committee consists of all of the nonemployee directors of the Company and is chaired by James A. Middleton. The Committee has directed the preparation of this report and has approved its contents and its submission to the shareholders.

  The Committee normally considers executive compensation matters at its May meeting held in connection with the Annual Meeting of Shareholders. At that meeting, the Committee reviews and recommends to the full Board the amounts of executive officers' base salaries and bonuses, if any, and establishes the maximum deferral percentage and incentive awards, if any, under the Deferred and Incentive Compensation Plan (Plan) which is described on pages 8, 9 and 10 of this proxy statement. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the Chairman of the Board and Chief Executive and the President are reached in private session without the presence of any member of Company management.

  Levels of executive compensation, in the opinion of the Committee, should be based upon an evaluation of the performance of the Company and its officers generally and in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

  In establishing levels of executive compensation, the Committee regularly reviews Company performance data and its officers' compensation compared to the performance of companies in similar businesses and the compensation levels of the management of such companies, including companies generally comparable in size represented in the Moody's 24 Utilities whose comparative investment return is depicted in the graph on page 15. Information is gathered from industry sources and other published and private materials which provides a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered was that, in 1992, TU Electric, the Company's principal subsidiary, was the largest electric utility in the United States as measured by megawatt hour sales; and compared to other electric utilities in the United States, it was 5th in electric revenues, 3rd in total assets, 2nd in net generating capability, 6th in number of customers and 15th in number of employees. The Committee also reviews a variety of industry financial and operating performance comparisons (including productivity indicators, service reliability indexes and measures of efficiency and service quality) throughout the year and at the time salaries are established in May of each year. These industry comparisons constitute an important component of the Committee's review of executive compensation. The Committee's decisions, however, are subjective because it has not adopted or approved a specific formula or other criteria linking any target level or performance measure, or the aggregate of all measures, to the levels of executive compensation.

  The compensation of the officers of the Company consists primarily of base salaries, cash bonuses and the opportunity to participate in the Plan. Benefits provided under the Plan represent a substantial portion of the officers' compensation and the value of the future payment thereof is directly related to the future performance of the Company's common stock. The named executive officers participate to the fullest extent permissible in the elective feature of the Plan. The officers are also eligible to participate in the Salary Deferral Program and the Employees' Thrift Plan, both of which are described on pages 10 and 11 of this proxy statement. The officers also participate in the retirement plan, the benefits payable under which are described on page 11 of this proxy statement. Except for benefits under these plans, the officers do not receive any other form of direct or indirect compensation from the Company.

  At its meeting held in May 1993, the Committee established the Chief Executive's salary at an annual rate of $775,000 representing a $75,000 or eleven percent, increase over the annual rate established in May 1992. Also, the Committee provided for a cash bonus to the Chief Executive of $125,000 and an incentive award under the Plan of $125,000. This amount of compensation was established based upon the Committee's subjective evaluation of the information described herein. In addition to the Committee's evaluation of such comparative performance and compensation information, specific accomplishments considered by the Committee in establishing the compensation, specifically the salary increase, bonus and incentive award of the Chief Executive, included the progress made in the redirection of the Company's business through its Competitive Action Plan which was implemented to reduce costs on a System-wide basis, and the receipt of an operating license for Unit 2 of the Comanche Peak nuclear generating station. The Committee also recognized that the base salary of the Chief Executive was not increased in 1992, nor was a bonus awarded.

  Section 162(m) of the Internal Revenue Code, which was enacted as a part of the Omnibus Budget Reconciliation Act of 1993, limits, effective January 1, 1994, the amount of compensation which a publicly traded corporation can deduct for federal income tax purposes. Various exceptions to the limitation are provided. These exceptions relate generally to types of compensation plans and programs which the Company does not maintain. Nevertheless, the Company does not expect to provide compensation in 1994 which would not be deductible for federal income tax purposes. The Company expects to continue to maintain a competitive compensation program in future years, and it is not possible to predict the impact which Section 162(m) may have on such future compensation or the deductibility thereof.

  Shareholder comments to the Committee are welcomed and should be addressed to the Corporate Secretary of the Company at the Company's offices.

                    ORGANIZATION AND COMPENSATION COMMITTEE

     James A. Middleton, Chair                    Kerney Laday
     Jack W. Evans                                Margaret N. Maxey
     Bayard H. Friedman                           Charles R. Perry
     William M. Griffin                           Herbert H.
                                                  Richardson

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's common stock to the S&P 500 Index and to the Moody's 24 Utilities for the last five years. The graph assumes the investment of $100 at December 31, 1988 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

                            CUMULATIVE TOTAL RETURNS
                       FOR THE FIVE YEARS ENDED 12/31/93





                                               ---------------------------------
                                                   1988 1989 1990 1991 1992 1993
- --------------------------------------------------------------------------------
Texas Utilities................................... 100  137  155  192  210  229
- --------------------------------------------------------------------------------
S&P 500 Index..................................... 100  132  127  166  179  197
- --------------------------------------------------------------------------------
Moody's 24 Utilities.............................. 100  129  135  174  182  200
- --------------------------------------------------------------------------------

                             SELECTION OF AUDITORS

  The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche to act as independent auditors for the Company for the year 1994 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

  RESOLVED that the selection of the firm of Deloitte & Touche, independent auditors, to audit the books of account and records of the Company for the year 1994, to make a report thereon "To the Shareholders of Texas Utilities Company," and to perform other services, be, and it hereby is, approved.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AUDITORS.
                                           ---

  The firm of Deloitte & Touche, independent auditors, has been the outside auditors for the Company since its organization in 1945 and for certain of the subsidiaries since 1932, including the last fiscal year. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                                 OTHER BUSINESS

  Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated: April 1, 1994.

            -------------------------------------------------------
             Whether or not you will be able to attend the meeting,
            please sign and return the accompanying proxy promptly.
            -------------------------------------------------------

                                (LOGO OF TEXAS UTILITIES COMPANY APPEARS HERE)
                                ------------------------------------------------

                                NOTICE OF
                                ANNUAL MEETING
                                OF SHAREHOLDERS
                                AND
                                PROXY STATEMENT
                                ------------------------------------------------

                                TIME
                                FRIDAY, MAY 20, 1994, AT 9:30 A.M.

                                PLACE
                                GRAND BALLROOM
                                SOUTHLAND CENTER HOTEL
                                LIVE OAK AND OLIVE STREETS
                                DALLAS, TEXAS 75201

                                -------------------------------
                                Whether or not you will be able
                                to attend the meeting, please
                                sign and return the enclosed
                                proxy promptly so that you may
                                be represented at the meeting.
                                -------------------------------

P                          TEXAS UTILITIES COMPANY

R                             2001 Bryan Tower
                              Dallas, TX 75201
O
         This Proxy is Solicited on Behalf of the Board of Directors
X
       The undersigned hereby appoints J.S. Farrington and Erle Nye, and each
Y of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of Texas Utilities Company held of record by the undersigned on March 21, 1994, at the annual meeting of shareholders of the Company to be held in the Grand Ballroom of the Southland Center Hotel, Live Oak and Olive Streets, Dallas, Texas, on Friday, May 20, 1994, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.


       Election of Directors

       Nominees:  Jack W. Evans, J.S. Farrington, Bayard H. Friedman, William
                  M. Griffin, Kerney Laday, Margaret N. Maxey, James A. Middleton, Erle Nye, Charles R. Perry, Herbert H. Richardson

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

[ ]

1. ELECTION OF DIRECTORS     Directors recommend a vote FOR all nominee(s) and
                             FOR Item 2. FOR, except vote withheld from the following nominee(s):

   FOR     WITHHELD          -------------------------------------------------

   [ ]        [ ]

2. APPROVAL OF AUDITORS - Deloitte & Touche

   FOR     AGAINST      ABSTAIN

   [ ]       [ ]          [ ]


                                         NOTE:  Please sign names exactly as
                                                printed hereon. Joint owners
                                                should each sign. In signing
                                                as attorney, administration,
                                                executor, guardian or trustee,
                                                please give full title as
                                                said. Receipt is acknowledged
                                                of the Annual Report of the
                                                Company for 1993, the notice
                                                of meeting and proxy statement.


"PLEASE MARK INSIDE BLUE BOXES SO THAT          Signatures ____________________
DATA PROCESSING EQUIPMENT WILL RECORD
YOUR VOTES"                                     Date __________________________